EXHIBIT 99.15

                                    NOTE

          $40,000.00                            Cincinnati, Ohio
                                                   May 13, 1996


          On or before May 13, 1997, for value received, the undesigned Borrower promises to pay to the order of Renaissance Partners ("Lender") the principal sum of Forty Thousand and No/100 Dollars ($40,000.00) together with interest at Six and No/100 percent (6.00%) per annum payable in full on May 13, 1997.

          This note may be paid at any time prior to maturity without penalty.

          The Lender, at its option, may accelerate this note and declare the principal and interest on this note immediately due and payable if any of the following conditions of default occur: (1) failure of Borrower to pay interest or principal when due; (2) failure of Borrower to perform under any of the terms contained in this note or other writings related to this note;
          (3) insolvency of Borrower or the filing of a Chapter proceeding under the Bankruptcy Code with respect to Borrower; (4) appointment of a receiver, or any marshaling of any assets of Borrower for the benefit of creditors.

          Borrower waives notice of default, notice of acceleration of maturity, presentment and notice of dishonor. In the event of an actual default or in the event the principal and interest on this note could be declared immediately due and payable, then Borrower agrees to pay all costs (including the fees of attorneys and other professional persons) incurred by Lender in collecting this note or in working with Borrower to eliminate the conditions for which the principal and interest could be declared immediately due and payable.

          This note shall be governed by and construed in accordance with Ohio law.

          The rights granted to Lender are not exclusive but are in addition to all other rights accruing to Lender in law or equity.

          Any failure of Lender to exercise these rights shall not operate as a waiver of such right or any other right under this note.


                                         BORROWER:

                             Cintech Tele-Management Systems,
                               Inc., an Ohio corporation



                            By:         /s/ James K. Keller

                            Title:   Chief Financial Officer